Putnam Dynamic Asset Allocation Balanced Fund
3/31/17 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  9,877
Class B	  261
Class C	  1,157
Class M	  140

72DD2 (000s omitted)

Class P   1,592
Class R	  174
Class R5  25
Class R6  1,553
Class Y	  2,617


73A1

Class A	  0.106
Class B	  0.053
Class C	  0.056
Class M	  0.071

73A2

Class P   0.134
Class R	  0.090
Class R5  0.125
Class R6  0.132
Class Y	  0.124

74U1  (000s omitted)

Class A	  92,616
Class B	  4,873
Class C	  20,641
Class M	  1,944

74U2  (000s omitted)

Class P   12,524
Class R	  1,976
Class R5  242
Class R6  12,255
Class Y	  22,420

74V1

Class A	  14.60
Class B   14.53
Class C   14.22
Class M	  14.56

74V2

Class P   14.63
Class R   14.48
Class R5  14.62
Class R6  14.63
Class Y	  14.63


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.